L E A S E

      THIS LEASE, made and entered into as of the 23rd day of June, 1993, by and between SOUTH CAROLINA REAL ESTATE DEVELOPMENT COMPANY, INC. (referred to hereinafter as "Landlord"), and HOSOKAWA MICRON INTERNATIONAL, INC. (referred to hereinafter as "Tenant").

                              W I T N E S S E T H :

      WHEREAS, the Landlord is or expects to become the owner of certain property hereinafter described; and,

      WHEREAS, the Landlord has agreed to construct a building and other improvements on said property and to lease such improvements and property to the Tenant subject to certain terms and conditions; and,

      WHEREAS, the Tenant desires to lease the said improvements and property from the Landlord, and to that end and in consideration of the premises, the covenants, terms and conditions to be performed as set forth hereinafter, the parties have agreed and do agree as follows:

      1. PREMISES. Subject to the terms and conditions set forth hereinafter, the Landlord leases hereby to the Tenant, and the Tenant rents hereby from the Landlord that land containing

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approximately fifteen (15) acres (the "Land") which is situate on U. S. Highway
25 near its intersection with South Carolina State Road 19-429 in Edgefield County, South Carolina, being more particularly described on the attached Exhibit "A" and the improvement to be constructed on the land (the Land and improvements hereinafter referred to as the "Premises").

      2.    TERM OF LEASE.

            A. The initial term of this Lease shall be for a period of fifteen (15) years to commence on the 1st day of either the month following the fourteenth (14th) day after substantial completion of construction of the Building (as hereinafter defined) or the month in which Tenant opens for business in the entire Building, whichever first occurs. Provided, however, if the earlier of the 14th day following substantial completion or Tenant's opening takes place on the first day of a month the initial term shall commence on such date. If the Tenant opens for business prior to the actual commencement of the initial term, the Tenant shall pay pro rata rent for the number of days from and including the earlier of the date the Tenant opened for business or the 14th day after substantial completion to the commencement date of the initial term. When the date of commencement of the initial term is determined, Landlord shall provide Tenant a written notice thereof.

            B. Provided Tenant is not then in default, Tenant shall have the right to renew this Lease by giving Landlord written notice to renew 180 days prior to the expiration of the initial term and any renewal term for an additional period of five (5) years, on the same terms and conditions as apply to the initial term, except that annual rent during the first renewal term shall be 110% of the annual rent in effect during the last year of the initial term as provided for in Section 4(B), and annual rent for each succeeding renewal term shall be 105% of the annual rent


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in effect for the last year of the preceding renewal term. The word "Term" in this Lease shall apply to the initial term and any renewal term.

      3.    CONSTRUCTION OF PREMISES.

            A. As used herein the following terms shall have the following meanings:

                  (i) Plans: Drawing No. M37 (Perspective, without company name on building) dated 1/20/93, Drawing No.M37Al, Sheet No. Al (Floor Plan) dated 1/15/93, Drawing No. M37A2, Sheet No. A2 (Exterior Elevations), dated 1/15/93, Drawing No. M37A3, Sheet No. A3, dated 1/15/93 (Enlarged Office Floor
Plan) and Drawing No. M37S2 dated 1/12/93, all drawings prepared by Carlisle Associates, attached hereto as Exhibit "B", Exhibit "C" (which consists of Exhibit "C-l", Exhibit "C-2", Exhibit "C-3" and Exhibit "C-4"), respectively, together with such other plans and specifications as shall be reasonably developed and prepared by Landlord and approved by Tenant, consistent with the Exhibits B and C attached to this Lease.

                  (ii)  Site Plan: Drawing No. M37C101, Sheet No. C101 (Site
Plan) dated 1/29/93, prepared by Carlisle Associates, attached hereto as Exhibit "D".

                  (iii) General Specifications dated January 15, 1993 prepared by Fitts & Goodwin, Inc., containing a title page, a table of contents page and thirty-two (32) specification pages, attached hereto as Exhibit "E", as modified by "Schedule of Alternates and Clarifications" containing three (3) pages attached hereto as Exhibit "F". The parties agree and acknowledge that the alternates in Exhibit "F" numbered 3, 9, 10 and 15 were not elected by Tenant and are not applicable; that of the remaining items, those additions to cost or deductions from cost which are designated "Subject to Provisions of 3B" shall cause an adjustment of rent in accordance with


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Section 3(B) of this Lease; and that those alternates which are designated
"Included in Base Rates" shall be accomplished but shall not cause an adjustment in rent under Section 3(B).

            B. The Landlord, at its expense, shall construct a building of approximately one hundred one thousand (101,000) gross square feet (the "Building") and other improvements on the Premises in accordance with the Plans, Site Plan and General Specifications. Final approval of the Plans, Site Plan and General Specifications shall be given by Tenant not later than the twentieth day after final execution of this Lease, or Landlord will be entitled to one day of extension of the delivery date specified below for each day of delay in said approval after said twentieth day. Landlord will submit final construction plans and specifications to tenant for approval upon receipt of same from the Landlord's project architect/engineer. Tenant shall have five (5) working days from receipt of said plans and specifications to approve them or to notify Landlord of any objections thereto, or Landlord will be entitles to one day of extension of the said delivery dates for each day after said fifth day. Landlord and Tenant contemplate that governmental entities will provide funds, namely, Community Development Block Grant Funds and South Carolina Coordinating Council for Economic Development Funds (such funds hereinafter referred to collectively as "Development Funds") to pay the cost of certain off-site infrastructure improvements and facilities and portions of the work which is part of the project to be constructed by Landlord. Any material changes or omissions to the Plans shall be made by written change order duly signed by Landlord and Tenant. Any such written change shall specify any extension of completion times and delivery date, as determined by Landlord, as a result of any such changes. If any change requested by Tenant causes Landlord's cost of construction to increase, at Tenant's option, Tenant may promptly pay for such increase within ten days after


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notice of the amount from Landlord, or the amount of annual rent set forth in
Sections 4A (prorata), B, C and D below shall be increased by an amount equal to the product of (x) the cost of the change divided by 1,000 times (y) $0.0012 times (z) 101,000 (sq. ft.). If any change requested by Tenant causes Landlord's cost of construction to decrease or if a portion of Landlord's construction work is paid for with Development Funds, whether by payment to Landlord or by direct payment to the entity performing the work, the amount of annual rent set forth in Sections 4A (prorata), B, C and D below shall be decreased by an amount equal to the product of (x) the cost of the change or the amount of cost savings resulting to Landlord from the use of Development Funds divided by 1,000 times
(y) $0.0010 times (z) 101,000 (sq. ft.). Construction shall be performed in a workmanlike manner in accordance with the Plans in all material respects and in accordance with standard trade practices and all applicable laws, ordinances and regulations in all respects.

            C. This Lease and Landlord and Tenant's obligations hereunder are contingent upon the following matters being satisfied, both of which shall be conditions precedent to Landlord's obligation to commence construction of any improvements:

                  (i) Landlord being able to obtain title to the Land on terms satisfactory to Landlord; and

                  (ii) Commitments reasonably satisfactory to Landlord having been obtained by Landlord that sewer, water, electricity and natural gas will be available to the Land in such time as will enable Landlord to meet its delivery dates hereunder and in sufficient capacity for the uses intended by Tenant. Tenant acknowledges that said services are to be provided by parties other than


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Landlord which are beyond Landlord's control.

If Landlord has not been able to satisfy the said matters by the earlier of the date on which Landlord is to close the purchase of the Land or September 1, 1993, either Landlord or Tenant shall have the right to cancel this Lease, and the security deposit paid at the execution hereof shall be refunded to Tenant.

            D. The Landlord shall, by the end of the twenty-first (21st) week after all permits required for construction of the Premises have been obtained, have the manufacturing portion of the Building substantially completed to the extent that Tenant can begin to move its fixtures and equipment into that portion of the Building. Tenant agrees that it will not interfere with the work of Landlord's contractors and subcontractors and will hold Landlord harmless from any cost incurred by Landlord as a result of such interference. Landlord shall have no responsibility or liability for any loss or damage to the property of Tenant during the period of partial occupancy before the Building is substantially complete and possession is delivered to Tenant. The Landlord shall have the Premises substantially completed for delivery to the Tenant on or before the end of the twenty-fourth (24th) week after all permits required for construction of the Premises have been obtained. The time for partial occupancy and for substantial completion shall be reasonably extended for delays caused by acts of God (including without limitation inclement weather), strikes, casualty or other causes beyond Landlord's control or changes requested by Tenant.

            E. Landlord warrants that as of the date of delivery of possession of the Premises to Tenant, to the best of Landlord's knowledge, there is not present on the Premises any hazardous substance as defined in applicable federal, state or local laws and regulations, and that the Premises are free of asbestos.


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      4.    RENT. The Tenant agrees to pay to the Landlord as annual rental for the Premises the following amounts (subject to the adjustments, if any, provided for in Section 3 [B] above) for the following time periods, one-twelfth (1/12) of said annual rental to be paid monthly, in advance, on the first day of each month during the applicable period; provided, however, that the first full month's rent shall be paid in advance at the execution hereof.

            A. $899.32 per day for the number of days Tenant has taken possession of the Premises or has opened for business prior to commencement of the Lease Term. If Tenant commences operations in the Premises during the period of partial occupancy referred to in Section 3(D) above, the Rent due under this subparagraph shall be prorated in the same proportion as the amount of space occupied bears to the gross area of the Building.

            B. Years One through Fifteen: $328,250.00 per annum, or $27,354.17 per month.

            C. If any installment of rent or any other sum due to Landlord from Tenant hereunder is not paid within ten (10) days of the date due, a late charge equal to five percent (5%) of the amount owed shall be due in addition to and payable together with such amount, and shall be deemed additional rent hereunder.

      5.    USE OF PREMISES.

            A. The Tenant agrees that only lawful business shall be operated by it on the Premises, and said business will not be operated in such a manner as to constitute a nuisance or a hazard, and that in connection with the operation of the business the Tenant will observe and comply with all applicable laws, ordinances, orders and regulations prescribed by lawful authority having jurisdiction over the business operated in the Premises.

            B. Under no circumstances shall Tenant bring, store, keep or use (nor permit any


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of the foregoing) into, on or within the Premises any substance or material which is classified or deemed to be hazardous under any federal law or regulation or any law or regulation of the State of South Carolina, without first obtaining Landlord's written permission for same. In the event Landlord gives its consent (which may include the imposition of conditions for Landlord's benefit), any such substance shall be transported, handled, stored, used and disposed of strictly in accordance with applicable laws and regulations. Landlord shall have the absolute right to revoke any permission if Tenant breaches the foregoing covenant. Tenant shall be absolutely liable for all costs and expenses of any kind whatsoever resulting from the presence of hazardous materials on the Premises or the transportation of them to or from the Premises. Tenant shall defend, indemnify and hold Landlord harmless from all loss, cost, expense or liability of any kind whatsoever resulting from Tenant's transportation, storage, use or disposal of such substances on the Premises. This Lease may not be cancelled or terminated by Tenant notwithstanding the termination or expiration of the term if at the time for termination or expiration of the term there remain on the Premises any such hazardous substances, and rent shall accrue and be payable at one and one-half (1.5) times the rate otherwise in effect at the end of the term until all such substances have been removed from the Premises.

      6. REPAIRS AND ALTERATIONS. The Tenant agrees, at its sole cost and expense, to maintain, repair and replace all of the improvements including, but not limited to, all mechanical systems, plate glass, the parking and service areas and landscaped areas located on the Premises in a good state of repair (including replacement when necessary) and to keep the Premises in a clean, neat and orderly condition, subject to normal wear and tear. Landlord shall and does hereby assign any assignable warranties it may have with regard to the portions of the


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Premises, or any component thereof, for which Tenant is responsible. Landlord shall maintain the roof and structural integrity of the Building. Landlord warrants that the general contract for construction of the Building shall contain a warranty against defects in materials and workmanship for a period of one (1) year after substantial completion.

      The Tenant, at its sole cost and expense and only with Landlord's prior written consent, may make minor alterations or renovations to the existing improvements. Tenant shall hold Landlord harmless from any claim, losses, damages or liens arising as a result of such alterations or renovations.

      7. EXPANSION OF BUILDING. Landlord warrants to Tenant that under applicable laws and zoning regulations, if any, in effect as of the date of execution of this Lease, the Land contains sufficient area for an expansion of the Building by up to twenty thousand (20,000) gross square feet of new area. At any time during the first ten (10) years of the term, Tenant shall have the right to have the Building expanded by the addition of up to twenty thousand (20,000) gross square feet of new area. Tenant may exercise this right by giving Landlord written notice thereof, together with a detailed specification of Tenant's requirements for such expansion. Within sixty (60) days of receipt of such notice, Landlord shall provide to Tenant a written proposal for the expansion, including delivery date, rent for the new area and combined rent for the entire Premises as expanded, revised prices for the purchase option set forth in Section 29 hereof and a time limit for acceptance or rejection of the proposal. Tenant shall have the option to accept Landlord's proposal or to have the expansion constructed at its own expense, subject to Landlord's approval of the plans and specifications for the expansion and the contractor to perform the work, which approvals shall not be unreasonably withheld or delayed by Landlord. After the tenth year


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of the term, Tenant shall not have the right to expand the Building without
Landlord's prior consent unless either (i) Tenant exercises its option to purchase the Premises or (ii) Landlord and Tenant agree on an extension of the Lease term (and the rent therefor) such that after the construction of the expansion, there shall remain at least ten (10) years in the term as extended. Any expansion space shall be subject to all of the terms and conditions of this Lease.

      8. UTILITIES; REGIME FEES. The Tenant shall be responsible for the costs of electricity, lights, water, sewer, heat, janitor service or any other utility or service consumed including any initial hookups or taps in connection with the occupancy of the Premises by the Tenant. If the Premises are part of an integrated park development and the Land is subject to annual assessment by the park developer or an association or regime of owners of parcels within the park of fees for the costs of maintaining common areas, roadways and facilities, utilities serving common areas, ad valorem taxes on the common areas and similar costs, Tenant shall reimburse Landlord for the amount of such fees assessed and paid against the Land.

      9. SIGNS. The Tenant shall have the right to erect and maintain such sign or signs on the Premises advertising Tenant's name, affiliation and uses permitted by this Lease as may be permitted by applicable law, and subject to Landlord's prior consent which shall not be unreasonably withheld.

      10. TAXES. The Tenant shall pay during the Lease Term (when due and before any past due or penalty date) all ad valorem taxes assessed against the Premises by the appropriate governmental authorities and also all ad valorem taxes levied against any stock or merchandise, furniture, furnishings, equipment and other property located in, on or upon the Premises. Landlord shall forward the tax bill for the Premises to Tenant promptly upon receipt of same and in no case


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later than the fifteenth day before the last day the taxes may be paid without penalty, failing which Tenant shall be liable only for the amount of the taxes due and not for any penalties. Landlord shall also promptly forward to Tenant a copy of any notice of reappraisal or reassessment of the Premises. Tenant shall have the right to appeal or contest the amount of any appraisal, assessment or property tax bill as provided by law, in its own name or in Landlord's name, as appropriate, and Landlord shall, at no cost to itself, cooperate in such appeal or contest.

      11. LIABILITY INSURANCE. The Tenant shall provide and keep in force at its own expense during the term of this Lease public liability insurance for the protection of Landlord and Tenant and property damage insurance coverage with respect to the contents of the Premises. The insurance coverage to be provided by Tenant shall contain limits of not less than $1,000,000.00 combined single limit.

      12. FIRE AND EXTENDED COVERAGE INSURANCE. The Landlord shall, at Tenant's cost and expense, procure and keep in effect a policy (which term shall include coverage under any blanket policy of Landlord) of fire and extended coverage insurance in an amount equal to the insurable replacement value of the building and Landlord's other improvements upon and constituting a part of the Premises. Said policy shall provide coverage for Landlord's benefit for six (6) months of loss of rents. Such policy shall be issued in the name of the Landlord and shall name Landlord's Mortgagee(s) as a loss payee. The Tenant shall within ten (10) days following receipt by Tenant of written demand reimburse Landlord for the cost of all insurance carried pursuant hereto. Tenant shall have the right to furnish such insurance for Landlord's benefit if Tenant can obtain the same coverage and benefits at less cost than Landlord, provided such insurance shall be issued by a company or companies reasonably acceptable to Landlord. Tenant


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shall be responsible to keep insured all contents of the Building.

      13. DAMAGE OR DESTRUCTION BY FIRE. ETC. If the Building is damaged or destroyed by fire, flood, tornado, or by the elements, or through any casualty, or otherwise, after the commencement of the term of this Lease, the Lease shall continue in full force and effect, and Landlord at its expense shall promptly restore, repair or rebuild same, to the same condition as existed immediately prior to such damage or destruction. Should all or a portion of the Premises be made untenantable by such damage, rent and additional rent, if any, shall be adjusted proportionately from the date of such damage or destruction until ten
(10) days after Landlord has repaired or restored said building in the manner and in the condition provided in this paragraph. Notwithstanding the foregoing, if Landlord has not repaired and restored the Building to its condition as existed immediately prior to the damage within one hundred eighty (180) days after the date of the casualty, Tenant may by written notice terminate this Lease.

      In the event that the Premises shall be damaged, in whole or in part, within the last twenty-four (24) months of the Lease Term, or any Renewal Term, or the last twelve (12) months of the last Renewal Term, Landlord shall have the option, exercisable within thirty (30) days following such damage of terminating this Lease, effective the date of giving notice thereof, provided, however, that if at the time of such damage Tenant has the right to exercise a renewal option which will extend the term of this Lease to a date no earlier than five (5) years following such damage, and if Tenant exercises such option by notice to Landlord within thirty (30) days following such damage, Landlord shall have no right to terminate under the provisions of this subparagraph, and any previously attempted exercise by Landlord of such right shall be ineffective.


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      14.   INDEMNIFICATION. The Tenant agrees hereby to indemnify and save the
Landlord harmless from any and all actions, demands, liabilities, claims, losses or litigation, including court costs and reasonable attorneys fees arising out of or connected with the Tenant's occupancy or use of the Premises and/or which results from any alleged act or negligence of the Tenant, except for damage caused by the negligence of Landlord or its employees, agents or contractors.

      15. DEFAULT. As used in this Lease, the term "event of default" shall mean any one of the following:

            A. The failure of the Tenant to make any payment of rent by the tenth (10th) day after the date on which the same becomes due and payable;

            B. The failure of the Tenant to fulfill any other duty or obligation imposed on the Tenant by this Lease;

            C. The appointment of a receiver or the entry of an order declaring the Tenant bankrupt or the assignment by the Tenant for the benefit of creditors or the participation by the Tenant in any other insolvency proceedings;

            D. The taking of the leasehold interest of the Tenant hereunder pursuant to an execution on a judgment.

      Upon the happening of any "event of default", the Landlord may at its option accelerate payments due hereunder and terminate this Lease and expel the Tenant and recover reasonable legal fees and costs therefrom without prejudice to any other remedy; provided, however, that before the exercise of such option in the event of default, in the case of failure by the Tenant in the payment of rent or the payment of taxes or insurance costs or any other sums as required by


                                       13
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this Lease ("Monetary Default"), the Landlord shall first have given written notice of such event of default to Tenant, which thereafter shall have five (5) days within which to remedy or correct such monetary default, including the payment of any late fees or other charges assessed by the Lender of Landlord, and in the case of failure by Tenant to perform any other condition imposed herein upon the Tenant, the Landlord shall have first given written notice of such event of default to the Tenant, which thereafter shall have thirty (30) days (as to any event of default) within which to remedy or correct such default; provided, that if such event of nonmonetary default cannot reasonably be cured within said thirty (30) day period, the Tenant shall not be deemed in default hereunder if cure is commenced within said period and diligently pursued thereafter. In case of acceleration of rent due to default by Tenant and termination of this Lease by Landlord as aforesaid, if Tenant promptly (in any event within sixty {60} days of default and the applicable cure period) vacates and surrenders possession of the Premises to Landlord and consents to the entry of judgment against Tenant so providing, Tenant shall have the right to pay as liquidated damages an amount equal to (x) the accelerated rent minus (y) the amount of funds collected by Landlord from the Letter of Credit described in
Section 32 hereinbelow (net of Landlord's costs of collection, as stated in Section 32), if any, said liquidated damage amount to be payable in equal monthly installments (the "Post-acceleration Payments") over the period remaining on the Term at the time of the default. As long as Tenant has not failed to make timely any Post-acceleration Payment as aforesaid, if Landlord relets the Premises, Tenant shall be entitled to a credit against future Post-acceleration Payments equal to the amount of rent received under the new lease, reduced by the costs to Landlord of reletting, including, without limitation, commissions, attorneys fees and cost of alterations or improvements to the Premises to make them


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


ready for the new tenant. If Tenant fails to vacate and surrender the Premises and consent to the entry of judgment as aforesaid, the accelerated rent shall be immediately due and payable, and Landlord may pursue such remedies as are available at law or in equity. Notwithstanding anything herein to the contrary the Landlord shall have no obligation to give notice of Monetary Default more than six (6) times in any twelve (12) month period.

      16. IDENTITY OF INTEREST. The execution of this Lease or the performance of any act pursuant to the provisions hereof shall not be deemed or construed to have the effect of creating between Landlord and Tenant the relationship of principal and agent or of a partnership or of a joint venture and the relationship between them shall be and remain only that of Landlord and Tenant.

      17. NOTICES AND REPORTS. Any notice, report, statement, approval, consent, designation, demand or request to be given and any option or election to be exercised by a party under the provisions of this Lease shall be effective only when made in writing and delivered, including telecopy or delivery by Federal Express or other recognized overnight courier, or mailed by registered or certified mail with postage prepaid, (notice by mail shall be deemed given on the second day after mailing) to the other party at the address (or telecopy number) given below:

            LANDLORD: South Carolina Real Estate Development Company, Inc.
                      Post Office Box 262
                      Columbia, South Carolina 29202
                      Attention: Vice President, Commercial
                      Telecopier: (803) 791-9230

              TENANT: Hosokawa Micron International, Inc.


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


                      c/o Menardi-Criswell
                      P.O. Box 213
                      Augusta, GA 30903
                      Attn: President
                      Telecopier: (706) 722-0178

provided however, that either party may designate a different address from time to time by giving to the other party notice in writing of the change.

      18. MEMORANDUM OF LEASE. Landlord and Tenant agree, upon the request of the other, to execute a memorandum of this Lease suitable for recording under the applicable laws of the recording authority where the Premises are located.

      19. ENTRY OF LANDLORD. Landlord may enter the premises during business hours after reasonable notice (which need not be in writing):

            A.    to inspect or protect the Premises;

            B. to exhibit the Premise to any prospective purchaser or mortgagee;

            C. to place a "for sale" or "for rent" sign on the Premises during the last 180 days of this Lease or following an event of default.

      No authorized entry by Landlord shall constitute an eviction of Tenant or a deprivation of its rights or alter the obligation of the Landlord or create any right in the Landlord averse to the interest of the Tenant hereunder.

      20. OWNERSHIP OF IMPROVEMENTS AT LEASE EXPIRATION. At the expiration of the Lease, the improvements on the Premises shall be and remain the sole property of the Landlord. Provided that Tenant is not in default hereunder, any trade fixtures, items of personalty and signs purchased and installed (at Tenant's expense) and used by Tenant in the operation of its business on the Premises shall remain the Tenant's sole property and Tenant shall have the right to remove the same provided any damages in removal are repaired by the Tenant. Provided, further, that if Tenant shall fail to remove same within thirty (30) days after the expiration of the term, the same shall be deemed abandoned by Tenant, and Landlord shall have the right to remove and dispose of same without liability to Tenant and to recover from Tenant Landlord's costs of such removal and disposition.

      21. QUIET ENJOYMENT. The Landlord warrants that the Tenant, upon observing and complying with the terms, covenants and conditions of this Lease shall enjoy the use and occupancy of the Premises during the Lease Term without any hindrance or interference.

      22. ENTIRE AGREEMENT. This Lease contains all of the understandings by and between the parties hereto relative to the leasing of the Premises and all prior or contemporaneous agreements relative thereto have been merged herein or are voided by this instrument, which may be amended, modified, altered, changed, revoked or rescinded in whole or in part only by an instrument in writing signed by each of the parties hereto.

      23. ASSIGNMENT AND SUBLETTING. The Tenant may not assign this Lease or sublet the Premises or any portion thereof or otherwise transfer any right or interest hereunder without the prior written consent of the Landlord, which shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant may assign this Lease to an entity which is wholly owned or controlled by Tenant without Landlord's consent, but such assignment shall not relieve or release Tenant from any obligation or liability hereunder, and Landlord shall continue to look to Tenant for the performance of all covenants and obligations of Tenant hereunder.

      24. EMINENT DOMAIN. If any person, corporation or authority, municipal, public, private or otherwise, shall at any time during the term of this Lease or any extension or renewal hereof, lawfully condemn and acquire title to the Premises, or to any portion thereof in or by condemnation or other similar proceeding, pursuant to any law, general, special or otherwise, the respective rights of Landlord and Tenant shall be as hereinafter provided.

            A. Landlord shall be entitled to, and shall receive any and all awards or payments attributable to taking of the title to the Premises, including an easement or right of way therein, and Tenant shall and does hereby assign and transfer to Landlord such award or payment as may be made therefor.

            B. Tenant shall be entitled to, and shall receive, any and all awards or payments attributable to its leasehold improvements and any other award made specifically to Tenant for loss of business, moving expenses or other purposes, free and clear of every claim of every kind whatsoever by or on the part of Landlord as herein provided.

            C. The rental herein reserved for the term hereof then in effect shall be reduced by the same percentage as the building area taken (measured to the nearest whole square foot) bears to the area of the building prior to the taking (measured to the nearest whole square foot). If the taking is with regard to a portion of the land, the Landlord recognizes that a reduction in rent is warranted if said taking impacts the intended use or expansion of the improvement. The Landlord and Tenant agree that under such circumstances, they will attempt at such time to develop a reduction for the balance of the term. Failing agreement of the parties, the parties agree to submit this to arbitration.

            D. The term "taken" or "taking" shall include the actual physical taking of the Land and/or Building in whole or in part, including those instances where the condemnor acquires fee simple title to the area condemned, as well as those instances where the condemnor acquires an easement, right of way or estate of less than a fee simple title to the area condemned, provided that the taking of any such easement, right of way or estate less than the fee has the effect of excluding the Tenant from that portion of the property or depriving Tenant of the beneficial use and enjoyment of such condemned area for any period. The terms "taken" and "taking" shall not include those instances, and Tenant shall not be entitled to any reduction in rentals or price, where any easement, right of way, or other estate acquired by the condemnor does not exclude Tenant from the area condemned or does not deprive Tenant of the beneficial use thereof.

            E. If substantially all of the Premises are taken, then this Lease shall terminate as of the day of taking without further obligation for payment of rent.

            F. Anything herein contained to the contrary notwithstanding, any award for any taking which affects only Landlord's interest under this Lease and does not affect Tenant's interest under the Lease shall be payable solely to the Landlord, and any award for any taking of Tenant's interest under this Lease which does not effect Landlord's interest under this Lease shall be payable to Tenant. In all cases where the award is attributable to a taking of interest of

Landlord and Tenant and the condemning authority does not make separate awards, the award shall be paid to landlord who shall deposit the same in a special account in the name of Landlord and be kept separate and distinct from other funds of Landlord pending distribution of the award between Landlord and Tenant by agreement or pursuant to arbitration.

            G. The valuation of Landlord's and Tenant's interest and the apportionment of any award shall be determined by agreement, or if they are unable to agree, the value shall be determined by arbitration as hereinafter provided.

            H. In the event of a partial taking of any building structure erected on the Premises or parking area the Landlord shall:

                  (a) In the event the remaining portion of such structure contains sufficient area to be put to its intended use as of the date of the partial taking, Landlord shall rebuild and repair the structure in a good and workmanlike manner. Despite the fact the remaining portion of any such structure contains a sufficient area to be usable, if in the opinion of a competent engineer the remaining portion of the structure has been structurally damaged to the extent it would be impossible to repair the same in a good and workmanlike manner or not economically feasible to make such repairs, then Landlord may terminate this Lease as of the day of taking.

                  (b) In the event the remaining portion of any such structure does not contain sufficient area to be put to its intended use, then this Lease shall be terminated as of the day of taking.

            I. ARBITRATION. Arbitration as provided herein shall be the arbitration of three persons who shall be licensed realtors, to whom such arbitration shall be referred, one of such persons to be nominated by the Landlord, one to be nominated by Tenant and the third to be appointed by writing under the hands of the two so nominated before the reference is proceeded with, and the decision of any two of the arbitrators shall be binding. If either the Landlord or Tenant shall refuse or neglect to appoint an arbitrator within ten
(10) days after the other shall have appointed an arbitrator and served written notice upon the other requiring him to appoint an arbitrator, then upon such failure, the party making the request and having himself appointed an arbitrator may appoint another arbitrator to act on behalf of the party so failing to appoint, and the arbitrator so appointed may proceed and act in all respects as if appointed by the party so failing to make such appointment. The costs of the reference of the arbitrator shall be borne by the parties equally.

      25. WAIVER OF SUBROGATION. Landlord and Tenant hereby waive all rights of recovery and causes of action which either has or may have or which may arise hereafter against the other, whether caused by negligence, intentional misconduct or otherwise, for any damage to Premises, property or business cause by any of the perils covered by fire and extended coverage building and contents and business interruption insurance, or for which either party may be reimbursed as a result of insurance coverage affecting any loss suffered by it, provided, however, that the foregoing waivers shall apply only to the extent of any recovery made by the parties hereto under any policy of insurance now or hereafter issued, and further provided that the foregoing waivers do not invalidate any policy of insurance of the parties hereto, now or hereafter issued, it being stipulated by the parties hereto that the waivers shall not apply in any case in which the application thereof would result in the invalidation of any such policy of insurance; and further provided that it is the intention of the parties that no third party shall benefit in any way from such actions of the Landlord or the Tenant.

      26. SUBORDINATION AND ESTOPPEL AGREEMENTS. The Tenant shall from time to time provide landlord or any mortgagee of Landlord with an estoppel letter, in a form reasonably requested by Landlord, confirming the status of the Lease, including whether or not any defaults exist. The Tenant shall and does hereby, automatically and without the necessity of execution of any further document*,* acknowledge that this lease is subordinate to any mortgage(s) placed on the Premises by Landlord provided that the mortgagee shall acknowledge Tenant's right to enjoy the undisturbed use of the Premises so long as Tenant is not in default. The Tenant shall execute such documents as may be reasonably required from time to time in accordance herewith.

      27. HOLDING OVER. If Tenant holds over after termination of the initial term and any renewals thereof this Lease, the tenancy thereafter shall be from month to month subject to all terms, condition, and covenants of this Lease provided that the monthly rent during such holdover shall be one hundred fifty percent (150%) of the monthly rent in effect for the last month of the Term.

      28. BINDING EFFECT. This Lease shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

      29. PURCHASE OPTION. Landlord hereby grants to Tenant the right and option to purchase the Premises at the end of each five (5) year period ("Fifth Anniversary") after the commencement date of the term hereof. The purchase price shall be subject to downward or upward adjustment for net decreases or net increases, respectively, in Landlord's cost to develop the Premises due to application of Development Funds or cost changes due to changes in the Plans requested by Tenant. If there is a net decrease in said cost, the purchase price at each Fifth Anniversary shall be as set forth in the following schedule. If there is a net increase in said cost, the purchase price will be adjusted upward by the same percentage as results in the case of a corresponding amount of net decrease. The purchase price shall be interpolated for exact amounts of change in cost between the amounts stated in the following schedule.

    NET DECREASE                                  PURCHASE PRICE AT
    IN COST        5TH ANNIV. >>    FIRST               SECOND         THIRD
    -------        -------------    -----               ------         -----
       -0-                        $3,055,090          $2,810,990     $2,078,390
    $ 75,000                      $3,004,208          $2,796,929     $2,078,390
    $100,000                      $2,977,723          $2,789,515     $2,076,306
    $150,000                      $2,974,755          $2,754,682     $2,074,609
    $200,000                      $2,971,785          $2,739,848     $2,071,911

The purchase price in effect at the time of exercise of the option shall be equitably adjusted by Landlord and Tenant if an expansion or a partial taking of the Premises has occurred between the execution of this Lease and the exercise of the option. This option may be exercised by Tenant giving Landlord written notice of its intention to purchase the Premises at least one hundred eighty (180) days before the applicable Fifth Anniversary together with payment of Ten Thousand Dollars ($10,000.00) earnest money, which shall be applied to the purchase price at closing. From the date of such notice, Tenant shall have ninety (90) days to conduct such inspections and other matters of due diligence as it may desire. If Tenant is not satisfied with the results thereof, it must give Landlord notice within ten (10) days after the ninety (90) day period noted above that it does not desire to purchase the Premises, and the earnest money refunded to Tenant. If Tenant does not give Landlord notice that it does not desire to pursue the purchase of the Premises, then the purchase and sale shall be closed on the last day of the then current five-year period for the applicable purchase price. The Purchase Price shall be paid by cash, certified check or other immediately available funds at closing, which shall occur in the offices of Landlord's attorneys in Columbia, South Carolina or at such other place as Landlord and Tenant may agree upon.

      30. RIGHT OF FIRST REFUSAL. Landlord agrees that it will not sell the Premises during the Term of this Lease to any non-affiliated entity other than Tenant without first offering to Tenant the right (which Tenant may assign to an affiliate controlled by or under common control with Tenant) to purchase the Premises on the same terms as those on which Landlord proposes to sell to such other non-affiliated entity as set forth in a written bona fide offer from such entity. Landlord shall give Tenant written notice of any bona fide offer to purchase received (and any modifications thereof), and Tenant shall have ten
(10) days from receipt of said notice in which to give Landlord written notice whether it elects to purchase the Premises on the same terms set forth in the offer, including any modification thereof. If no notice is given by Tenant with in the time allowed, it shall be conclusively deemed that Tenant elected not to purchase, and Tenant shall have no further rights with respect to that proposed sale. If that sale is not consummated, this right of first refusal shall remain in effect with respect to subsequent offers.

      31. SECURITY DEPOSIT. Tenant shall pay to Landlord, at the execution hereof, a security deposit in the amount of Twenty-seven Thousand Three Hundred Fifty-four and 17/100 ($27,354.17). Landlord shall hold same in its non-interest bearing escrow account. If at the expiration of the Term (or any extension thereof) Tenant vacates the Premises and leaves them in good, broom clean condition and repair, except for normal and reasonable wear and tear, Landlord shall refund the said security deposit to Tenant within thirty (30) days of Tenant vacating the Premises; provided, however, that if at the expiration or earlier termination of this Lease there remains past due and payable any arrearage of rent or other sum due hereunder, Landlord may apply the security deposit toward the payment of same, in addition to exercising its rights under
Section 32 below.

      32. ADDITIONAL SECURITY BY LETTER OF CREDIT. Notwithstanding any other provisions in this lease, as additional security for the faithful performance by Tenant of its rental payment and other obligations and covenants under this Lease, Tenant shall within thirty (30) days after the execution of this Lease cause to be delivered to Landlord an irrevocable letter of credit in favor of Landlord, from a bank reasonably acceptable to Landlord, on which Landlord shall be entitled to collect payment of the face amount (as set forth hereinbelow) upon providing written notice to the issuing bank that Tenant has defaulted in the performance of an obligation or covenant under this Lease and has failed to cure same within the period of time allowed by this Lease and that Landlord has exercised or intends to exercise its rights under Section 15 of this Lease. The amount collected by Landlord, less any out-of-pocket costs incurred by Landlord to collect same, shall be credited toward Tenant's liability to Landlord under
Section 15. The
initial face amount of the letter of credit shall be Two Million Dollars ($2,000,000.00). Tenant shall maintain the letter of credit in force at all times during the lease term; provided, however, that after such time as Tenant demonstrates to Landlord by its independently audited consolidated financial statements, which include an opinion rendered by Tenant's independent certified public accountants, that it has had net income of Two Million Dollars ($2,000,000.00) or more for two consecutive fiscal years of twelve calendar months each subsequent to the fiscal year in which this Lease is executed, Tenant shall no longer be required to renew the letter of credit; and provided, further, that at such time as the total amount of rent remaining payable to landlord for the balance of the term is less than Two Million Dollars ($2,000,000.00), if Tenant is still required hereunder to maintain the letter of credit in force, Tenant may renew the letter of credit annually in a face amount equal to the total amount of rent remaining payable to Landlord for the balance of the term at the time of each such renewal.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

WITNESSES:                                  SOUTH CAROLINA REAL ESTATE
                                            DEVELOPMENT COMPANY, INC. (SEAL)

/s/ Karon K. Hadley                         By: /s/ A. H. Gibbes
------------------------------                  ----------------
                                                A. H. Gibbes
/s/ Jennifer Hall                                   President
------------------------------
                                            HOSOKAWA MICRON INTERNATIONAL, INC.

                                            (SEAL)

/s/ Kathy Rabah                             By: /s/ William J. Brennan
------------------------------                  ----------------------
                                                William J. Brennan
/s/ Leonard H. Baer                                 Senior Vice President
------------------------------

                               AMENDMENT OF LEASE
                               ------------------

      AMENDMENT made the _______ day of _________, 1994 to that certain Lease dated June 23, 1993 (the "Lease") between SOUTH CAROLINA REAL ESTATE DEVELOPMENT COMPANY, INC. now known as SCANA DEVELOPMENT CORPORATION as Landlord and HOSOKAWA MICRON INTERNATIONAL, INC. as Tenant.

      WHEREAS the Lease provides in Section 4 for annual rental, which is subject to adjustment due to changes in the cost of the project which is the subject of the Lease, as provided in Section 3 of the Lease; and

      WHEREAS Tenant requested certain changes in the plans and specifications of the project which resulted in increased cost to Landlord, for which tenant elected an increase in annual rental as provided in Section 3 of the Lease, the increases totaling $269,317.00, as is detailed on Exhibit A hereto; and

      WHEREAS Landlord and Tenant desire to amend the Lease to reflect the increase in annual rental caused by the adjustments referred to above; now, therefore,

      IN CONSIDERATION of the sum of One Dollar ($1.00) and the premises, Landlord and Tenant agree that the Lease shall be and hereby is amended as follows:

      Section 4 of the Lease is amended by changing subsections A and B to read as follows:

            A. $988.74 per day for the number of days Tenant has taken possession of the Premises or has opened for business prior to commencement of the Lease term. If Tenant commences operations in the Premises during the period of partial occupancy referred to in Section 3(D) above, the Rent due under this subparagraph shall be prorated in the same proportion as the amount of space occupied bears to the gross area of the Building.

            B. Years One through Fifteen: $360,891.00 per annum, or $30,074.25 per month.

      Except as amended above, the Lease shall remain in full force and effect according to its terms.

HOSOKAWA MICRON                      SCANA DEVELOPMENT
INTERNATIONAL, INC.                  CORPORATION (f/k/a South
                                     Carolina Real Estate Development
                                     Company, Inc.)

By: /s/ Leonard E. Baling            By: /s/ A.H. Gibbes
    ------------------------             ----------------------------
    Its President                        Its President
        MENARDI-CRISWELL DIV.